Exhibit 99.1

For Barnes & Noble, Inc.:	For Barnes & Noble Education, Inc.:
Mary Ellen Keating	Carolyn Brown
Senior Vice President	Vice President
Corporate Communications	Corporate Communications
Barnes & Noble, Inc.	Barnes & Noble Education, Inc.
(212) 633-3323	908-991-2967
mkeating@bn.com	cbrown@bned.com

Andy Milevoj	Tom Donohue
Vice President	Vice President
Investor Relations	Investor Relations and Treasurer
Barnes & Noble, Inc.	Barnes & Noble Education, Inc.
(212) 633-3489	908-991-2966
amilevoj@bn.com	tdonohue@bned.com

Barnes & Noble Completes Spin-Off of Barnes & Noble Education

Barnes & Noble Education, Inc. Becomes Separate Public Company Listed on New York Stock Exchange

Company Leadership, Store Managers Ring Opening Bell at NYSE

New York, New York – August 3, 2015 – Barnes & Noble, Inc. (NYSE: BKS), today announced that it has completed the separation of its Retail and College businesses. Barnes & Noble Education, Inc. is now an independent public company and the parent of Barnes & Noble College, trading on the New York Stock Exchange under the ticker symbol, “BNED.”  The Company’s leadership team joined with store managers to ring the opening bell at the NYSE this morning to mark the milestone.

“This is an exciting day in the history of Barnes & Noble College,” said Max J. Roberts, Chief Executive Officer, Barnes & Noble Education. “We are an industry leader with 724 campus stores serving colleges and universities and more than 5 million students and their faculty across the country. As a separate public company, we believe we are well positioned to take advantage of future growth opportunities and enhance our services for our current and future customers.”

Following today’s spinoff of College, Michael Huseby, former Chief Executive Officer of Barnes & Noble, Inc., became Executive Chairman of Barnes & Noble Education, which will have a separate Board of Directors. As previously announced, Ronald D. Boire will take over as Chief Executive Officer of Barnes & Noble, Inc. effective September 8, 2015.

Under the terms of the separation, stockholders who held BKS common stock on July 27, 2015 (the “Record Date”) received a distribution of 0.632 BNED common share for every one share of BKS common stock held as of the record date.

About Barnes & Noble, Inc.
Barnes & Noble, Inc. (NYSE: BKS) is a Fortune 500 company and the leading retailer of content, digital media and educational products.  The Company operates 648 Barnes & Noble bookstores in 50 states, and one of the Web’s largest e-commerce sites, BN.com (www.bn.com).  The NOOK digital business offers award-winning NOOK® products and an expansive collection of digital reading and entertainment content through the NOOK Store® (www.nook.com).

General information on Barnes & Noble, Inc. can be obtained by visiting the Company's corporate website: www.barnesandnobleinc.com.

Barnes & Noble®, Barnes & Noble Booksellers® and Barnes & Noble.com® are trademarks of Barnes & Noble, Inc. or its affiliates.

For more information on Barnes & Noble, follow us on https://twitter.com/BNBuzz, http://instagram.com/barnesandnoble and http://thebarnesandnoble.tumblr.com, and like us on https://www.facebook.com/barnesandnoble.

About Barnes & Noble Education, Inc.
Barnes & Noble Education, Inc. (NYSE: BNED) enhances the academic and social purpose of educational institutions. Through its Barnes & Noble College subsidiary, Barnes & Noble Education serves more than 5 million college students and their faculty through its 724 stores on campuses nationwide, delivering essential educational content and tools within a dynamic retail environment. The company is at the forefront of digital education with its digital education platform, Yuzu®, weaving together digital learning materials to enhance the teaching and learning experience. Barnes & Noble Education acts as a strategic partner to drive student success; provide value and support to students and faculty; and create loyalty and retention, all while supporting the financial goals of college and university partners.

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